Exhibit 99.1

April 21, 2017 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2017

NORTH LIBERTY, IOWA - April 21, 2017 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2017.

•	Net Income of $14 million, Earnings per Share of $0.17, and Operating Revenue of $130 million,

•	Operating Ratio of 85.1% and 83.2% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $159.2 million, a $30.7 million increase since December 31, 2016,

•	Total Stockholders Equity of $518.2 million and Total Assets of $751.7 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "The results achieved during the quarter were a result of operating through a challenging freight environment coupled with unfavorable weather conditions in the western United States during the first two months of the quarter followed by stronger freight volumes in March. Our operating ratio and the cash generated from our operations has allowed us to continue to build our cash reserves during the quarter to nearly $160 million. We also increased our fleet activity as evidenced by more equipment purchases and sales completed during the quarter which resulted in an increase in gains on sale of equipment as compared to the same period in 2016. We expect to continue to own and operate a fleet of revenue producing equipment that is relatively young in average age and updated with the latest technology, which we believe leads to lower costs of maintenance and better fuel economy. We remain committed to on-time and just-in-time service for our loyal customers and taking care of our professional drivers. These foundational values of our company are key to our current and expected future results, no matter what the operating environment may hold. I am extremely pleased with the execution of our team and our ability to stay the course and deliver these results during a very difficult environment for the first two months of the quarter."

Financial Results

Heartland Express ended the first quarter of 2017 with net income of $14.0 million, compared to $14.4 million in the first quarter of 2016. Basic earnings per share were $0.17 during the quarter compared to $0.17 earnings per share in the first quarter of 2016. Operating revenues were $129.9 million, compared to $162.8 million in the first quarter of 2016. Operating revenues for the quarter included fuel surcharge revenues of $14.9 million compared to $13.1 million in the same period of 2016, a $1.8 million increase. Operating revenues decreased 23.2% excluding the impact of fuel surcharge revenues(1), primarily due to lower miles driven during the first quarter compared to the same period in 2016. Operating income for the three-month period was relatively flat to the prior year and decreased $0.9 million. The Company posted an operating ratio of 85.1%, adjusted operating ratio(1) of 83.2%, and a 10.8% net margin (net income as a percentage of operating revenues) in the first quarter of 2017 compared to 87.6%, 86.5%, and 8.8%, respectively in the first quarter of 2016.

Balance Sheet, Liquidity, and Capital Expenditures

At March 31, 2017, the Company had $159.2 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $171.3 million in available borrowing capacity on the line of credit at March 31, 2017 after consideration of $3.7 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $751.7 million and stockholders' equity of $518.2 million.

Net cash flows from operations for the first three months of 2017 were $32.1 million, 24.7% of operating revenue. The primary use of net cash generated from operations during the three month period ended March 31, 2017 was $1.7 million for dividends. The average age of the Company's tractor fleet was 1.8 years as of March 31, 2017 compared to 1.5 years at March 31, 2016. The average age of the Company's trailer fleet was 4.5 years at March 31, 2017 compared to 4.7 years at March 31, 2016. Through continued investment in our fleet, the average life of our tractor fleet is expected to be approximately 1.8 years at the end of 2017. Our trailer fleet is expected to be approximately 3.8 years at the end of 2017. The Company currently anticipates a total of approximately $40 to $50 million in net capital expenditures for the calendar year. The Company ended the past twelve months with a return on total assets of 7.5% and a 11.2% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. A dividend of $0.02 per share was declared and paid during the first quarter of 2017. The Company has now paid cumulative cash dividends of $465.7 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-five consecutive quarters. During the three months ended March 31, 2017, the Company did not purchase any shares of our common stock. Our outstanding shares at March 31, 2017 were 83.3 million shares. A total of 6.5 million shares of common stock have been repurchased for approximately $112.9 million over the past five years. The Company has the ability to repurchase an additional 3.3 million shares under the current authorization.

Other Information

We continued to deliver award-winning service and safety to our customers. We received the following customer and community service awards during the first quarter:

•	Quaker/Gatorade - Carrier of the Year (Southwest Region)

•	Quaker/Gatorade - Carrier of the Year (Northwest Region)

•	Quaker/Gatorade - Carrier of the Year (Central West Region)

•	Lowe's - Gold Service Award

•	Wreaths Across America - Going the Extra Mile Award

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
OPERATING REVENUE	$129,903	$162,786

OPERATING EXPENSES:
Salaries, wages, and benefits	$48,979	$65,466
Rent and purchased transportation	2,863	6,700
Fuel	22,702	21,194
Operations and maintenance	5,869	6,639
Operating taxes and licenses	3,292	3,891
Insurance and claims	3,779	8,092
Communications and utilities	1,098	1,204
Depreciation and amortization	22,930	25,705
Other operating expenses	5,103	4,933
Gain on disposal of property and equipment	(6,075)	(1,288)

	110,540	142,536

Operating income	19,363	20,250

Interest income	288	75

Interest expense	—	—

Income before income taxes	19,651	20,325

Federal and state income taxes	5,615	5,948

Net income	$14,036	$14,377

Earnings per share
Basic	$0.17	$0.17
Diluted	$0.17	$0.17

Weighted average shares outstanding
Basic	83,292	83,369
Diluted	83,337	83,460

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2017	2016
CURRENT ASSETS
Cash and cash equivalents	$159,170	$128,507
Trade receivables, net	46,221	46,844
Prepaid tires	10,379	8,181
Other current assets	21,867	13,841
Income tax receivable	—	4,738
Total current assets	237,637	202,111

PROPERTY AND EQUIPMENT	640,531	659,053
Less accumulated depreciation	252,038	251,405
	388,493	407,648
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	11,609	12,090
DEFERRED INCOME TAXES, NET	1,568	3,785
OTHER ASSETS	12,190	12,382
	$751,709	$738,228
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,228	$12,355
Compensation and benefits	22,239	23,320
Insurance accruals	18,415	19,132
Income taxes payable	3,281	—
Other accruals	13,286	10,727
Total current liabilities	73,449	65,534
LONG-TERM LIABILITIES
Income taxes payable	9,509	11,954
Deferred income taxes, net	92,493	94,657
Insurance accruals less current portion	58,013	60,257
Total long-term liabilities	160,015	166,868
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2017 and 2016; outstanding 83,292 in 2017 and 83,287 in 2016, respectively	907	907
Additional paid-in capital	3,403	3,433
Retained earnings	638,037	625,668
Treasury stock, at cost; 7,396 in 2017 and 7,402 in 2016, respectively	(124,102)	(124,182)
	518,245	505,826
	$751,709	$738,228

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2017	2016
	(Unaudited, in thousands)

Operating revenue	$129,903	$162,786
Less: Fuel surcharge revenue	14,881	13,094
Operating revenue, excluding fuel surcharge revenue	115,022	149,692

Operating expenses	110,540	142,536
Less: Fuel surcharge revenue	14,881	13,094
Adjusted operating expenses	95,659	129,442

Operating income	$19,363	$20,250
Operating ratio	85.1%	87.6%
Adjusted operating ratio	83.2%	86.5%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.